EXHIBIT 99

Company Contact:

Steven M. Klein

Chief Operating & Financial Officer

Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES

SECOND QUARTER 2012 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE FOR THE QUARTER WERE $0.10, WITH NET INCOME OF $3.9 MILLION

•	NET INTEREST INCOME INCREASED 7.5% OVER THE COMPARABLE QUARTER OF 2011, AS INTEREST EARNING ASSETS AND NET INTEREST MARGIN BOTH INCREASED OVER THE SECOND QUARTER OF 2011

•	LOAN PRODUCTION REMAINED STRONG

•	LOANS HELD FOR INVESTMENT, NET, EXCLUDING THE SALE OF INSURANCE PREMIUM FINANCE LOANS, GREW 5.6% FROM DECEMBER 31, 2011

•	MULTIFAMILY LOANS INCREASED $79.9 MILLION, OR 17.4%, FROM DECEMBER 31, 2011

•	NONPERFORMING ASSETS AS A PERCENTAGE OF TOTAL ASSETS DROPPED TO 1.50%

•	NONPERFORMING LOANS DECREASED 20.7% FROM YEAR END AND DECLINED TO 3.24% OF TOTAL LOANS

•	ALLOWANCE FOR LOAN LOSSES INCREASED TO 77.9% OF NON-PERFORMING LOANS HELD-FOR-INVESTMENT AND REPRESENTS 2.73% OF ORIGINATED LOANS

•	COST OF DEPOSITS DECLINED TO 65 BASIS POINTS FOR THE QUARTER

•	CAPITAL REMAINS STRONG AT 15.8% OF TOTAL ASSETS

AVENEL, NEW JERSEY, JULY 25, 2012.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.10 and $0.23 for the quarter and six months ended June 30, 2012, respectively, as compared to $0.11 and $0.23 for the quarter and six months ended June 30, 2011, respectively.

John W. Alexander, Chairman and Chief Executive Officer commented, “This has been a busy and productive quarter for Northfield. We announced plans to undertake our second step conversion later this year thus moving us to a fully public structure. Despite the historically low interest rate environment and increasing competitive pressures on loan rates, we have been able to hold our net interest margin relatively stable while continuing to have strong loan growth which resulted in an increase in earning assets. Our efforts toward reducing nonperforming loans are bearing fruit with nonperforming assets dropping to 1.50% of total assets, and nonperforming loans declining over 20% from year end 2011. Our cost of deposits continues to decline and stands at 65 basis points for the quarter, notwithstanding that we have opened three branches over the past 12 months and have been offering attractive rates to draw attention to these new banking facilities. ”

Continuing, Mr. Alexander stated, “We remain focused on building long-term stockholder value and believe becoming a fully public company will help us accomplish that goal. It will provide increased liquidity in the stock, provide additional capital that will not only further strengthen the bank but also position the company to take advantage of future strategic opportunities in the marketplace. As previously announced, we have temporarily suspended dividend payments pending the completion of our second step conversion. This was done as a result of a regulatory prohibition against Northfield Bancorp, Inc’s mutual holding company parent waiving its right to dividends. We hope to provide a special dividend following completion of the conversion that will compensate shareholders for any quarterly dividends that were not declared and paid.”

Financial Condition

Total assets increased $87.0 million, or 3.7%, to $2.46 billion at June 30, 2012, from $2.38 billion at December 31, 2011. The increase was primarily attributable to an increase in securities available-for-sale of $122.5 million, partially offset by decreases of $1.7 million in net loans held-for-investment, and cash and cash equivalents of $30.9 million.

Originated loans held-for-investment, net, totaled $990.8 million at June 30, 2012, as compared to $985.9 million at December 31, 2011. The increase was primarily due to an increase in multifamily real estate loans, which increased $79.9 million, or 17.4%, to $538.3 million at June 30, 2012, from $458.4 million at December 31, 2011. This was partially offset by a decrease in insurance premium loans of $58.6 million, due to the sale of the majority of the portfolio, and a decrease in commercial real estate loans of $15.8 million. Currently, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.

Purchased credit-impaired (PCI) loans, acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $82.1 million at June 30, 2012, as compared to $88.5 million at December 31, 2011. The Company recorded accretion of interest income of $1.6 million for the quarter ended June 30, 2012, attributable to these PCI loans.

The Company’s securities available-for-sale portfolio totaled $1.22 billion at June 30, 2012, compared to $1.10 billion at December 31, 2011. At June 30, 2012, $1.07 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $32.6 million and an estimated fair value of $33.4 million at June 30, 2012. In addition to the above mortgage-backed securities, the Company held $102.7 million in corporate bonds which were all rated investment grade at June 30, 2012, and $13.5 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $22.7 million at June 30, 2012, as compared to $49.7 million at December 31, 2011. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.

Total liabilities increased $80.8 million from December 31, 2011, or 4.0% to $2.08 billion at June 30, 2012, from $1.99 billion at December 31, 2011. The increase was primarily attributable to an increase in deposits of $49.7 million and borrowings of $31.7 million.

The increase in deposits for the six months ended June 30, 2012, was due to an increase in savings and money market accounts of $29.7 million, or 3.9%, as compared to December 31, 2011, an increase in transaction accounts of $17.7 million, or 7.1%, as compared to December 31, 2011, and an increase in certificate of deposit accounts (issued by the Bank) of $5.0 million, or 1.1%, from December 31, 2011, to June 30, 2012. These increases were partially offset by a decrease of $2.7 million in short-term certificates of deposit originated through the CDARS® Network. Deposits originated through the CDARS® Network totaled $659,000 at June 30, 2012, and $3.4 million at December 31, 2011. The Company utilizes the CDARS® Network as a cost-effective alternative to other short-term funding sources.

Total stockholders’ equity increased by $6.2 million to $388.9 million at June 30, 2012, from $382.7 million at December 31, 2011. This increase was primarily attributable to net income of $8.9 million for the six months ended June 30, 2012, a $1.3 million increase in accumulated other comprehensive income and an increase of $1.8 million in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. The increase was partially offset by $4.3 million in stock repurchases and the payment of approximately $1.7 million in dividends.

Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.40%, at June 30, 2012. The Bank’s total risk-based capital ratio was approximately 22.50% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc.’s consolidated average total equity as a percentage of average total assets was 16.00% for the quarter ended June 30, 2012, as compared to 16.95% for the year ended December 31, 2011.

Asset Quality

The following table shows total non-performing assets for the current and previous four quarters and also shows, for the same dates, non-performing originated loans to total loans, Troubled Debt Restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
Non-accruing loans:
Held-for-investment	$12,680	$15,805	$17,489	$28,035	$29,036
Held-for-sale	80	80	2,991	—	—

Non-accruing loans subject to restructuring agreements:
Held-for-investment	21,609	22,483	22,844	23,763	26,994
Held-for-sale	—	—	457	—	—

Total non-accruing loans	34,369	38,368	43,781	51,798	56,030

Loans 90 days or more past due and still accruing:
Held-for-investment	424	1,786	85	1,595	1,987
Held-for-sale	—	—	—	—	—

Total loans 90 days or more past due and still accruing:	424	1,786	85	1,595	1,987

Total non-performing loans	34,793	40,154	43,866	53,393	58,017
Other real estate owned	2,139	2,444	3,359	34	118

Total non-performing assets	$36,932	$42,598	$47,225	$53,427	$58,135

Non-performing loans to total loans	3.2%	3.8%	4.1%	5.5%	6.4%

Loans subject to restructuring agreements and still accruing	$25,502	$25,047	$18,349	$18,355	$15,622

Accruing loans 30 to 89 days delinquent	$12,121	$22,075	$21,067	$30,973	$14,169

Total Non-Accruing Loans

Total non-accruing loans decreased $9.4 million, to $34.4 million at June 30, 2012, from $43.8 million at December 31, 2011. This decrease was primarily attributable to loans held-for-sale of $3.4 million being sold during the six months ended June 30, 2012, $876,000 of loans returned to accrual status, $2.2 million of pay-offs and principal pay-downs, charge-offs of $519,000, the sale of $5.7 million of loans held-for-investment and the transfer of $166,000 to other real estate owned. The above decreases in non-accruing loans during the six months ended June 30, 2012, were partially offset by $3.1 million of loans being placed on non-accrual status and advances of $352,000 during the quarter ended June 30, 2012.

Delinquency Status of Total Non-accruing Loans

Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be in a non-accruing status.

The following tables detail the delinquency status of non-accruing loans (held-for-investment and held-for-sale) at June 30, 2012 and December 31, 2011 (dollars in thousands). All delinquent loans in the following two tables are classified as held-for-investment, with the exception of $80,000 and $3.4 million of loans held-for-sale at June 30, 2012, and December 31, 2011, respectively. Delinquent loans held-for-sale at June 30, 2012, consisted of one commercial and industrial loan which was 90 days or more delinquent.

	June 30, 2012
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$14,948	$464	$9,966	$25,378
One -to- four family residential	284	919	457	1,660
Construction and land	1,861	—	—	1,861
Multifamily	517	—	1,899	2,416
Home equity and lines of credit	—	100	1,602	1,702
Commercial and industrial loans	541	—	804	1,345
Insurance premium loans	—	—	7	7

Total non-accruing loans	$18,151	$1,483	$14,735	$34,369

	December 31, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$16,395	$3,613	$14,651	$34,659
One -to- four family residential	210	595	533	1,338
Construction and land	1,709	—	422	2,131
Multifamily	523	—	1,652	2,175
Home equity and lines of credit	102	—	1,664	1,766
Commercial and industrial loans	553	—	1,022	1,575
Insurance premium loans	—	—	137	137

Total non-accruing loans	$19,492	$4,208	$20,081	$43,781

Loans Subject to Restructuring Agreements

Included in non-accruing loans are loans subject to restructuring agreements totaling $21.6 million and $23.3 million at June 30, 2012, and December 31, 2011, respectively. At June 30, 2012, $17.8 million, or 82.5% of the $21.6 million, were performing in accordance with their restructured terms.

The Company also holds loans subject to restructuring agreements and still accruing, which totaled $25.5 million and $18.3 million at June 30, 2012, and December 31, 2011, respectively. At June 30, 2012, $23.1 million, or 90.6% of the $25.5 million, were performing in accordance with their restructured terms.

The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of June 30, 2012 and December 31, 2011 (dollars in thousands).

	At June 30, 2012		At December 31, 2011
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$18,371	$20,344	$20,420	$13,389
One- to four-family residential	308	2,275	—	2,532
Construction and land	1,861	—	1,709	—
Multifamily	517	1,540	523	1,552
Home equity and lines of credit	100	364	102	—
Commercial and industrial	452	979	547	876

Total	$21,609	$25,502	$23,301	$18,349

Performing in accordance with restructured terms	82.51%	90.62%	82.34%	69.03%

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $339,000 to $424,000 at June 30, 2012, as compared to $85,000 at December 31, 2011. Loans 90 days or more past due and still accruing at June 30, 2012, are considered well-secured and in the process of collection.

Other real estate owned amounted to $2.1 million at June 30, 2012, as compared to $3.4 million at December 31, 2011.

Delinquency Status of Accruing Originated Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at June 30, 2012, totaled $12.1 million, a decrease of $9.0 million, from the December 31, 2011 balance of $21.1 million. The following tables set forth delinquencies for accruing loans by type and by amount at June 30, 2012, and December 31, 2011 (dollars in thousands).

	June 30, 2012	December 31, 2011
Real estate loans:
Commercial	$6,498	$8,404
One- to four-family residential	3,105	2,258
Construction and land	—	3,041
Multifamily	2,200	6,468
Home equity and lines of credit	93	30
Commercial and industrial loans	98	207
Insurance premium loans	89	568
Other loans	37	91

Total delinquent accruing loans	$12,120	$21,067

Payments were received subsequent to June 30, 2012, on $10.7 million of the loans included in the table above.

PCI Loans (Held-for-Investment)

At June 30, 2012, based on recorded contractual principal, 6.1% of PCI loans were past due 30 to 89 days, and 12.8% were past due 90 days or more, as compared to 9.0% and 16.1% at December 31, 2011.

Results of Operations

Comparison of Operating Results for the Three Months Ended June 30, 2012 and 2011

Net income was $3.9 million and $4.3 million for the quarters ended June 30, 2012 and 2011, respectively. Significant variances are as follows: a $1.2 million increase in net interest income, a decrease of $1.2 million in the provision for loan losses, a $760,000 decrease in non-interest income, a $2.2 million increase in non-interest expense and an $188,000 decrease in income tax expense.

Net interest income increased $1.2 million, or 7.5%, as interest-earning assets increased by 3.9% to $2.27 billion. The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $192.2 million and in other securities of $10.6 million, partially offset by decreases in interest-earning assets in other financial institutions of $23.7 million and $96.3 million in mortgage-backed securities. The quarter ended June 30, 2012, included prepayment loan income of $226,000 compared to $84,000 for the quarter ended June 30, 2011. Other securities consist primarily of investment-grade shorter-term corporate bonds. Rates paid on interest-bearing liabilities decreased 22 basis points to 1.25% for the current quarter as compared to 1.47% for the prior year comparable period. This was partially offset by a nine basis point decrease in yields earned on interest earning assets to 4.03% for the current quarter as compared to 4.12% for the prior year comparable period.

The provision for loan losses was $544,000 for the quarter ended June 30, 2012, a decrease of $1.2 million, or 68.9%, from the $1.8 million provision recorded in the quarter ended June 30, 2011. The decrease in the provision for loan losses was due primarily to a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than our other commercial real estate loans, and a decrease in non-performing loans during the quarter ended June 30, 2012. During the quarter ended June 30, 2012, the Company recorded net charge-offs of $602,000 compared to net charge-offs of $245,000 for the quarter ended June 30, 2011.

Non-interest income decreased $760,000 or 34.7%, to $1.4 million for the quarter ended June 30, 2012, as compared to $2.2 million for the quarter ended June 30, 2011. This decrease was primarily a result of a decrease in gains on securities transactions, net of $916,000 and a decrease in other income of $76,000, partially offset by a decrease in losses on other-than-temporary-impairment of securities of $248,000.

Non-interest expense increased $2.2 million, or 23.1%, for the quarter ended June 30, 2012, as compared to the quarter ended June 30, 2011, due primarily to compensation and employee benefits increasing by $596,000 primarily related to increased staff due to branch openings and acquisitions, an increase in occupancy expense of $737,000 primarily relating to new branches and the renovation of existing branches, an increase of $258,000 in data processing fees primarily related to conversion costs associated with the FDIC assisted transaction, a $310,000 increase in professional fees primarily related to merger activity and an increase in other non-interest expense of $229,000.

The Company recorded income tax expense of $2.1 million for the quarter ended June 30, 2012, compared to $2.3 million for the quarter ended June 30, 2011. The effective tax rate for the quarter ended June 30, 2012, was 35.3%, as compared to 35.0% for the quarter ended June 30, 2011.

Comparison of Operating Results for the Six Months Ended June 30, 2012 and 2011

Net income was $8.9 million and $9.3 million for the six months ended June 30, 2012 and 2011, respectively. Significant variances are as follows: a $2.3 million increase in net interest income, a decrease of $2.0 million in the provision for loan losses, a $106,000 increase in non-interest income, a $4.9 million increase in non-interest expense and an $83,000 decrease in income tax expense.

Net interest income increased $2.3 million, or 7.4%, as interest-earning assets increased by 4.8% to $2.25 billion. The increase in average interest-earning assets was due primarily to an increase in average loans outstanding of $206.3 million, partially offset by decreases in interest-earning assets in other financial institutions of $9.2 million, mortgage-backed securities of $90.4 million, and other securities of $5.8 million. The six months ended June 30, 2012, included prepayment loan income of $414,000 compared to $248,000 for the six months ended June 30, 2011. Other securities consist primarily of investment-grade shorter-term corporate bonds. Rates paid on interest-bearing liabilities decreased 20 basis points to 1.27% as compared to 1.47% for the prior-year comparable period. This was partially offset by an 11 basis point decrease in yields earned on interest-earning assets to 4.06% as compared to 4.17% for the prior- year comparable period.

The provision for loan losses was $1.2 million for the six months ended June 30, 2012, a decrease of $1.9 million, or 62.8%, from the $3.1 million provision recorded in the six months ended June 30, 2011. The decrease in the provision for loan losses was due primarily to a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than our other commercial real estate loans, and a decrease in non-performing loans during the six months ended June 30, 2012, as compared to the six months ended June 30, 2011. During the six months ended June 30, 2012, the Company recorded net charge-offs of $953,000 compared to net charge-offs of $1.4 million for the six months ended June 30, 2011.

Non-interest income increased $106,000, or 2.0%, to $5.4 million for the six months ended June 30, 2012, as compared to $5.3 million for the six months ended June 30, 2011. This increase was primarily a result of a $128,000 increase in fees and service charges for customer services, a decrease in losses on other-than-temporary-impairment of securities of $409,000 and an increase in other income of $211,000, partially offset by decreases in gains on securities transactions, net of $584,000 and in income on bank owed life insurance (BOLI) of $58,000.

Non-interest expense increased $4.9 million, or 25.1%, to $24.4 million for the six months ended June 30, 2012, as compared to $19.5 million for the six months ended June 30, 2011, due primarily to compensation and employee benefits increasing by $1.7 million primarily related to increased staff due to branch openings and acquisitions, an increase in occupancy expense of $1.2 million primarily relating to new branches and the renovation of existing branches, an increase of $669,000 in data processing fees primarily related to conversion costs associated with the transaction with the FDIC, a $728,000 increase in professional fees related to merger activity and an increase in other non-interest expense of $487,000.

The Company recorded income tax expense of $4.8 million for the six months ended June 30, 2012, compared to $4.9 million for the six months ended June 30, 2011. The effective tax rate for the six months ended June 30, 2012, was 35.3%, as compared to 34.6% for the six months ended June 30, 2011.

About Northfield Bank

Northfield Bank, founded in 1887, operates 25 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At June 30, 2012	At December 31, 2011
	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$2,463,922	$2,376,918
Cash and cash equivalents	34,381	65,269
Trading securities	4,490	4,146
Securities available-for-sale, at estimated fair value	1,221,219	1,098,725
Securities held-to-maturity	2,832	3,617
Loans held-for-sale	355	3,900
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	82,111	88,522
Originated loans, net	990,837	985,945

Total loans held-for-investment, net	1,072,948	1,074,467
Allowance for loan losses	(27,042)	(26,836)

Net loans held-for-investment	1,045,906	1,047,631
Non-performing loans:
Held-for-investment (2)	34,713	40,418
Held-for-sale (2)	80	3,448

Total non-performing loans	34,793	43,866

Other real estate owned	2,139	3,359
Bank owned life insurance	79,207	77,778
Federal Home Loan Bank of New York stock, at cost	14,208	12,677

Borrowed funds	513,571	481,934
Deposits	1,543,181	1,493,526
Total liabilities	2,075,030	1,994,268
Total stockholders’ equity	$388,892	$382,650

Total shares outstanding	40,206,678	40,518,591

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selected Operating Data:
Interest income	$22,760	$22,438	$45,499	$44,436
Interest expense	5,747	6,609	11,561	12,836

Net interest income before provision for loan losses	17,013	15,829	33,938	31,600
Provision for loan losses	544	1,750	1,159	3,117

Net interest income after provision for loan losses	16,469	14,079	32,779	28,483
Non-interest income	1,430	2,190	5,405	5,299
Non-interest expense	11,801	9,584	24,443	19,537

Income before income tax expense	6,098	6,685	13,741	14,245
Income tax expense	2,150	2,338	4,845	4,928

Net income	$3,948	$4,347	$8,896	$9,317

Basic earnings per share (3)	$0.10	$0.11	$0.23	$0.23

Diluted earnings per share (3)	$0.10	$0.11	$0.23	$0.23

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended June 30,				At or For the Six Months Ended June 30,
	2012		2011		2012		2011
Selected Financial Ratios:
Performance Ratios (4):
Return on assets (ratio of net income to average total assets)	0.66%		0.75%		0.75%		0.82%
Return on equity (ratio of net income to average equity)	4.11		4.40		4.64		4.74
Average equity to average total assets	16.00		17.04		16.07		17.35
Interest rate spread	2.78		2.65		2.79		2.70
Net interest margin	3.01		2.90		3.03		2.96
Efficiency ratio (5)	63.99		53.19		62.13		52.95
Non-interest expense to average total assets	1.96		1.65		2.05		1.72
Average interest-earning assets to average interest-bearing liabilities	122.88		121.46		122.85		121.92
Asset Quality Ratios:
Non-performing assets to total assets	1.50		2.52		1.50		2.52
Non-performing loans to total loans (6)	3.24		6.43		3.24		6.43
Non-performing loans to originated loans (7)	3.51		6.43		3.51		6.43
Allowance for loan losses to non-performing loans held-for-investment (8)	77.90		40.54		77.90		40.54
Allowance for loan losses to total loans held-for-investment, net (9)	2.52		2.61		2.52		2.61
Allowance for loan losses to originated loans held-for-investment, net (7)	2.73		2.61		2.73		2.61
Annualized net charge-offs to total average loans	0.23		0.11		0.18		0.33
Provision for loan losses as a multiple of net charge-offs	0.90	x	7.14	x	1.22	x	2.20	x

(1)	Acquired from the Federal Deposit Insurance Corporation
(2)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in originated loans held-for-investment, net and non-performing loans held for sale.
(3)	Basic net income per common share is calculated based on 38,512,169 and 40,599,400 average shares outstanding for the three months ended June 30, 2012, and June 30, 2011, respectively. Basic net income per common share is calculated based on 38,579,475 and 40,848,467 average shares outstanding for the six months ended June 30, 2012, and June 30, 2011, respectively. Diluted earnings per share is calculated based on 38,964,121 and 40,980,691 average shares outstanding for the three months ended June 30, 2012 and June 30, 2011, respectively. Diluted earnings per share is calculated based on 39,053,118 and 41,260,032 average shares outstanding for the six months ended June 30, 2012 and June 30, 2011, respectively.
(4)	Annualized when appropriate.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Includes originated loans held-for-investment, PCI loans, and non-performing loans held-for-sale.
(7)	Excludes PCI loans held-for-investment
(8)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.
(9)	Includes PCI loans held-for-investment.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Three Months Ended June 30,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,068,618	$14,875	5.60%	$876,389	$12,778	5.85%
Mortgage-backed securities	1,031,804	6,843	2.67	1,128,099	8,675	3.08
Other securities	129,806	890	2.76	119,161	787	2.65
Federal Home Loan Bank of New York stock	13,462	142	4.24	10,104	121	4.80
Interest-earning deposits in financial institutions	28,932	10	0.14	52,652	77	0.59

Total interest-earning assets	2,272,622	22,760	4.03	2,186,405	22,438	4.12
Non-interest-earning assets	144,906			141,330

Total assets	$2,417,528			$2,327,735

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$878,514	$1,023	0.47	$700,613	$1,164	0.67
Certificates of deposit	474,196	1,438	1.22	598,932	2,106	1.41

Total interest-bearing deposits	1,352,710	2,461	0.73	1,299,545	3,270	1.01
Borrowed funds	496,770	3,286	2.66	500,548	3,339	2.68

Total interest-bearing liabilities	1,849,480	5,747	1.25	1,800,093	6,609	1.47
Non-interest bearing deposit accounts	164,969			120,352
Accrued expenses and other liabilities	16,371			10,723

Total liabilities	2,030,820			1,931,168
Stockholders’ equity	386,708			396,567

Total liabilities and stockholders’ equity	$2,417,528			$2,327,735

Net interest income		$17,013			$15,829

Net interest rate spread (2)			2.78			2.65
Net interest-earning assets (3)	$423,142			$386,312

Net interest margin (4)			3.01%			2.90%
Average interest-earning assets to interest-bearing liabilities			122.88			121.46

(1)	Average yields and rates for the three months ended June 30, 2012, and 2011 are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Six Months Ended June 30,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
Interest-earning assets:
Loans (5)	$1,065,272	$30,025	5.67%	$858,991	$25,252	5.93%
Mortgage-backed securities	1,008,957	13,619	2.71	1,099,390	17,092	3.14
Other securities	128,989	1,543	2.41	134,822	1,757	2.63
Federal Home Loan Bank of New York stock	13,083	284	4.37	10,469	230	4.43
Interest-earning deposits in financial institutions	38,483	28	0.15	47,708	105	0.44

Total interest-earning assets	2,254,784	45,499	4.06	2,151,380	44,436	4.17
Non-interest-earning assets	144,572			134,861

Total assets	$2,399,356			$2,286,241

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$870,663	$2,119	0.49	$697,955	$2,298	0.66
Certificates of deposit	475,239	2,866	1.21	570,312	3,989	1.41

Total interest-bearing deposits	1,345,902	4,985	0.74	1,268,267	6,287	1.00
Borrowed funds	489,504	6,576	2.70	496,276	6,549	2.66

Total interest-bearing liabilities	1,835,406	11,561	1.27	1,764,543	12,836	1.47
Non-interest bearing deposit accounts	162,602			115,346
Accrued expenses and other liabilities	15,757			9,706

Total liabilities	2,013,765			1,889,595
Stockholders’ equity	385,591			396,646

Total liabilities and stockholders’ equity	$2,399,356			$2,286,241

Net interest income		$33,938			$31,600

Net interest rate spread (2)			2.79			2.70
Net interest-earning assets (3)	$419,378			$386,837

Net interest margin (4)			3.03%			2.96%
Average interest-earning assets to interest-bearing liabilities			122.85			121.92

(1)	Average yields and rates for the six months months ended June 30, 2012, and 2011 are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

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